Exhibit 27-(c)(2): Amendment to Distribution Services Agreement dated March 7, 2002 by and between ING Financial Advisers, LLC and ReliaStar Life Insurance Company.

ING Financial Advisers, LLC

AMENDMENT TO
DISTRIBUTION SERVICES AGREEMENT

March 27, 2003

ReliaStar Life Insurance Company
20 Washington Avenue South
Minneapolis, MN 55401

Ladies and Gentlemen:

We wish to amend the Distribution Services Agreement dated as of the 7th day of March, 2002 by and between ING Financial Advisers, LLC (the "Distributor") and ReliaStar Life Insurance Company.

We hereby amend the Agreement effective May 1, 2003 in the following form:

1.	By replacing the existing Schedule A with the Schedule A attached hereto.

2.	All of the other provisions contained in the Agreement shall remain in full force and effect.

ING Financial Advisers, LLC

Date: April 1, 2003		By:	/s/ Christina Lareau
		Name:	Christina Lareau
		Title:	Vice President

Accepted and Agreed to:

Name:	ReliaStar Life Insurance Company
Address	20 Washington Avenue South
City: Minneapolis	State: MN	Zip: 55401
Telephone Number:

Name of Authorized Officer: Laurie M. Tillinghast		Title: Vice President

Date: April 2, 2003	Authorized Officer Signature /s/ Laurie M. Tillinghast

SCHEDULE A to Distribution Services Agreement

You will assist in the distribution of the Adviser Class of Shares of Common Stock, par value $.XXX of ING Partners, Inc. (the "Shares") and, in addition to other fees to which you may be entitled, shall receive fees at an annual rate set forth below in respect of the following Shares payable pursuant to Rule 12b-1 under the Investment Company Act of 1940.*

ING Alger Growth Portfolio	.XX%
ING Alger Aggressive Growth Portfolio	.XX%
ING American Century Small Cap Value Portfolio	.XX%
ING Baron Small Cap Growth Portfolio	.XX%
ING DSI Enhanced Index Portfolio	.XX%
ING Goldman Sachs® Capital Growth Portfolio	.XX%
ING JPMorgan Fleming International Portfolio	.XX%
ING JPMorgan Mid Cap Value Portfolio	.XX%
ING MFS Capital Opportunities Portfolio	.XX%
ING MFS Global Growth Portfolio	.XX%
ING MFS Research Equity Portfolio	.XX%
ING OpCap Balanced Value Portfolio	.XX%
ING PIMCO Total Return Portfolio	.XX%
ING Salomon Brothers Aggressive Growth Portfolio	.XX%
ING Salomon Brothers Investors Value Portfolio	.XX%
ING Salomon Brothers Fundamental Value Portfolio	.XX%
ING T. Rowe Price Growth Equity Portfolio	.XX%
ING UBS Tactical Asset Allocation Portfolio	.XX%
ING Van Kampen Comstock Portfolio	.XX%
ING Alger Capital Appreciation Portfolio	[.XX%]
ING Goldman Sachs® Core Equity Portfolio	[.XX%]

*

Rule 12b-1 fees will be paid quarterly within one month following the end of each calendar quarter after you supply services to your customers who purchase Shares. These fees are based on the average daily net asset value of the Shares during the period covered by the payment. You will not receive payment of any fees for any quarterly period if you are entitled to less than $1,000. To the extent that we are required to waive any portion of the Rule 12b-1 fees payable to us by ING Partners, Inc., you shall waive a proportionate share of the Rule 12b-1 fees payable to you hereunder.

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